 Exhibit 99.1

NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:           Shaun A. Burke, President and CEO or Carter M. Peters, CFO

1341 W. Battlefield

Springfield, MO 65807

417-520-4333

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary fourth quarter 2016 financial results

SPRINGFIELD, MO – (January 19, 2017) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces the following preliminary results for the fourth quarter ended December 31, 2016.

Fourth Quarter Highlights

●	Diluted earnings per share was $0.34 compared to $0.33 for the fourth quarter of 2015.
●	Return on average assets increased to .89% compared to .88% for the fourth quarter of 2015.
●	Net interest margin increased to 3.45% compared to 3.41% for the fourth quarter of 2015.
●	Efficiency ratio improved to 63.96% compared to 64.13% for the fourth quarter of 2015.
●	Fixed-rate mortgage loan income increased 40% over the same quarter in 2015.
●	Net loans increased $12.0 million during the quarter primarily in commercial real estate.
●

The Joplin Loan Production Office (LPO) continued its growth with $14.5 million in new loan balances generated during the quarter. Since inception in April 2016, this LPO has produced $23.9 in gross loan balances for the Company.

●	Nonperforming assets (NPAs) declined $2.6 million, resulting in an NPA to total assets ratio of 1.64%.
●	The Company resumed repurchases of its common stock under its existing repurchase program. During the quarter, the Company repurchased 22,000 shares at an average price of $16.89.
●	The Company increased its dividend per common share for the quarter to $.10, a $.02 increase (or 25%) from the $.08 per common share paid for the each of the three previous quarters in 2016.

Below are selected financial highlights of the Company’s fourth quarter of 2016, compared to the third quarter of 2016 and the fourth quarter of 2015.

	Quarter ended
	December 31,	September 30,	December 31,
	2016	2016	2015
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,519	$1,542	$1,431

Diluted income per common share	$0.34	$0.35	$0.33
Common shares outstanding	4,349,072	4,371,072	4,349,064
Average common shares outstanding , diluted	4,421,870	4,427,553	4,399,580

Annualized return on average assets	0.89%	0.90%	0.88%
Annualized return on average equity	8.54%	8.64%	8.58%
Net interest margin	3.45%	3.28%	3.41%
Efficiency ratio	63.96%	65.29%	64.13%

Tangible common equity to tangible assets	10.17%	10.46%	10.17%
Tangible book value per common share	$16.09	$16.26	$15.27
Nonperforming assets to total assets	1.64%	2.06%	2.47%

Select Quarterly Financial Data

The following key issues contributed to the fourth quarter operating results as compared to the same quarter in 2015 and the financial condition results compared to December 31, 2015:

Interest income – For the quarter, the Company’s total earning asset yield increased to 4.11% compared to 4.08% during the same quarter of 2015. This is primarily due to the Company’s strong loan activity during the fourth quarter and overall fiscal 2016, which increased loan balances by $47.5 million compared to December 31, 2015. However, pricing on loans remains challenging due to significant competition on new and renewing credits. This pricing pressure has impacted the ability to maintain loan yield compared to 2015. The yield on loans declined 11 basis points to 4.58% for the fourth quarter when compared to the same quarter in 2015.

Interest expense - The average cost of funds for the quarter was .78% as compared to .77% for the same quarter in 2015. To fund its asset growth going forward, the Company will continue to utilize a cost effective mix of retail and commercial deposits along with non-core, wholesale funding.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $425,000 during the quarter, an increase from the $250,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased loan balances and reserves on a few specific problem credits.

At December 31, 2016, the allowance for loan losses of $5.7 million was 1.06% of gross loans outstanding (excluding mortgage loans held for sale). Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest income –Non-interest income increased $323,000 during the quarter compared to the same quarter in 2015 primarily due to the Company’s increase in gains on sale of Small Business Administration loans of $60,000, an $180,000 improvement in gains/losses on foreclosed assets and a $127,000 increase in fixed-rate mortgage loan income. The Company’s mortgage division experienced another strong quarter resulting in fixed-rate mortgage volume of $16.4 million for the quarter which was an increase of 4.5% compared to the same quarter of 2015.

Non-interest expense – Non-interest expenses increased $400,000 over the prior year quarter. This was primarily due to salaries and employee benefits increasing $355,000 due to commercial and mortgage staff additions for the Joplin LPO, increases in commercial banking and other increases in various health/retirement benefits. Also impacting compensation were mortgage commissions which increased due to the mortgage volume noted above.

Provision for income taxes – The decrease in the provision for income taxes for the quarter is a direct result of the Company’s decrease in taxable income primarily through increased utilization of tax-exempt revenue sources.

Capital – At December 31, 2016, stockholders’ equity increased to $70.0 million compared to $66.4 million at December 31, 2015. Equity increased due to $5.6 million in net income for the year ended December 31, 2016. Offsetting the increase due to earnings, was $1.5 million in shareholder dividends declared during 2016. On a per common share basis, stockholders’ equity increased to $16.09 at December 31, 2016 as compared to $15.27 as of December 31, 2015.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Asset Quality – The Company reduced its nonperforming assets to $11.3 million as of December 31, 2016 as compared to $16.1 million as of December 31, 2015. Non-performing assets as a percentage of total assets was 1.64% as of December 31, 2016 compared to 2.47% as of December 31, 2015.

The Company increased its Performing Troubled Debt Restructurings (TDRs) to $5.6 million at December 31, 2016.   The balance is comprised of one loan relationship secured by a theater in the Branson, Missouri area that has only recently experienced financial difficulties.  In order to assist the borrower in operating through this period, the Company modified the loan whereby reducing the interest rate for a temporary period of time and modifying the payment structure from an amortizing basis to interest only.  In exchange, the Company received additional collateral with the restructuring.  While the borrowers have improved their source of income and cash flow recently, the Company believes it prudent to classify the credit as a Performing TDR at this time due to the interest rate concession.  The principals continue to work with the Company to formulate a long-term resolution.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains/losses on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Gains/losses on foreclosed assets held for sale
●	Prepayment penalty on repurchase agreements
●	Provision for loan loss expense
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the periods ended December 31, 2016 and 2015 is set forth below.

	Quarter ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollar amounts are in thousands)
Net income	$1,519	$1,431	$5,594	$5,717

Add back:
Provision for income taxes	515	555	2,013	2,461
Income before income taxes	2,034	1,986	7,607	8,178

Add back/(subtract):
Gains on investment securities	(37)	(36)	(192)	(187)
Gains on Small Business Administration loans	(60)	-	(297)	(345)
Net loss (gains) on foreclosed assets held for sale	(54)	126	(1)	165
Prepayment penalty on repurchase agreements	-	-	-	464
Provision for loan losses	425	250	1,375	600
	274	340	885	697
Operating income	$2,308	$2,326	$8,492	$8,875

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Jasper and Webster Counties. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollar amounts are in thousands, except per share data)
Total interest income	$6,626	$6,286	$25,389	$25,190
Total interest expense	1,069	1,029	4,177	4,280
Net interest income	5,557	5,257	21,212	20,910
Provision for loan losses	425	250	1,375	600
Net interest income after provision for loan losses	5,132	5,007	19,837	20,310
Noninterest income	1,266	943	4,870	4,478
Noninterest expense	4,364	3,964	17,100	16,610
Income before income taxes	2,034	1,986	7,607	8,178
Provision for income taxes	515	555	2,013	2,461
Net income available to common shareholders	$1,519	$1,431	$5,594	$5,717
Net income per common share-basic	$0.35	$0.33	$1.28	$1.32
Net income per common share-diluted	$0.34	$0.33	$1.27	$1.30

Annualized return on average assets	0.89%	0.88%	0.83%	0.88%
Annualized return on average equity	8.54%	8.58%	8.00%	8.81%
Net interest margin	3.45%	3.41%	3.35%	3.40%
Efficiency ratio	63.96%	64.13%	65.56%	65.42%

Financial Condition Data:
	As of
	December 31,	December 31,
	2016	2015
Cash and cash equivalents	$9,088	$18,774
Investments	92,427	97,336
Loans, net of allowance for loan losses 12/31/2016 - $5,742; 12/31/2015 - $5,812	540,457	492,905
Other assets	46,007	43,820
Total assets	$687,979	$652,835

Deposits	$505,363	$517,386
Advances from correspondent banks	95,700	52,100
Subordinated debentures	15,465	15,465
Other liabilities	1,477	1,462
Total liabilities	618,005	586,413
Stockholders' equity	69,974	66,422
Total liabilities and stockholders' equity	$687,979	$652,835
Equity to assets ratio	10.17%	10.17%
Tangible book value per common share	$16.09	$15.27
Nonperforming assets	$11,314	$16,147